Exhibit 10(20)

2014 River Valley Financial Bank Incentive Plan

General Considerations

This plan is designed to meet the organization’s strategic initiatives and interests of its stakeholders (including, shareholders, communities, and regulators). As such this plan is subject to the direct oversight, administration, and authority of the Compensation Committee of the Board of Directors of River Valley Financial Bank and subject to authoritative concerns of the institution’s primary regulators.

Plan Parameters

This plan covers the calendar year 2014 for the individuals (or positions) specifically named in the policy.  The payout of monies under this plan will be paid-out by January 31, 2015 at the rate of 75% of funds earned. The balance of earnings (25%) will be escrowed in an interest earning account with the Trust Department of this organization for payout one year from the date of original disbursement. This “deferral” of funds is in consideration to “clawback” provisions described subsequently in this policy. All funds are considered earned at the conclusion of the calendar year. So terminations of employment during the current calendar year are treated as forfeitures, but any termination of employment subsequent to year-end will not impact the payout of current or deferred funds.

Clawback Provision

This plan specifically reserves the right to “recapture” funds disbursed under this plan for material misstatements of facts, whether individually or collectively derived, and as deemed inappropriate by the authorities having governance over this policy. Assuming certain timing parameters and after an investigation of facts, no less than any monies  deferred under this plan will be subject to recapture, and depending on the serious of the misstatement, the organization specifically reserves all rights and remedies to collect previously disbursed funds. A determination of misappropriated value will be at the Board of Directors sole discretion for any and all participants of the plan.

Other Provisions

The Board of Directors of River Valley Financial Bank specifically reserves the right to discontinue, alter, and/or modify the provisions of this plan at its sole discretion. It has discretionary abilities to supplement or modify awards under this plan as it deems appropriate.

Specific Plan Design Features

This plan has features unique to the individuals covered by this plan. Because of varying responsibilities, there are different criteria, as well as, differences in the value of potential rewards. As an attachment to this plan, there is a summary sheet illustrating the employees covered by this plan and the amounts that could be earned under this incentive plan. As well, individual worksheets will also be attached illustrating the performance factors, the value of those factors, and potential value of rewards earned under each of the factors.

Performance Criteria – Goals and Objectives

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Bank Performance – For most plan participants a percentage of the annual incentive will be based overall Bank performances. For the top tier of this plan 75% of the incentive payout is based on overall Bank Performance.

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Department/Individual Performance – For all participants a portion of this plan will be dependent on departmental and/or individual criteria.  An increasing proportion of the incentive program is subjective to those parameters as those individuals have less control in the success of the overall bank performance.

•	Wealth management officers have a defined monetary goal based upon dollar values of production over and above expectations.

Performance Standards – Performance Expectations

For each performance factor (Overall Bank, Department, and Individual), an appropriate standard of performance must be established with these three essential performance points:

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Threshold Performance: That level of performance for each factor below which no award will be given. The budgeted, or expected, level of performance based upon historical data, and management’s best judgment as to expected performance during the coming period.

•	Targeted Performance: The budgeted, or expected, level of performance based upon historical data, and management’s best judgment as to expected performance during the coming performance period.

•	Maximum Expected Performance: That level of performance which based upon historical performance and management’s judgment would be exceptional or significantly beyond the expected.

Performance standards are typically determined by using the Bank’s performance history, peer data and management’s judgment of what reasonable levels could be attained based on previous experience. One the targeted performance is established; the threshold and maximum payout are typically (but, not absolutes) as follows. The threshold is typically 80% to 90% of target while the maximum can be in a range from typically 110% to 140% of target (with the primary exception being profitability with a variance of 5% either side of the target).

Weighting for each performance criteria (overall bank and department/individual) will be discussed during goal setting sessions and reflect the individual’s abilities to impact results in a particular factor, as well as representing areas of specific focus for the executive. Properly assigned factor weights to the performance criteria assure that the annual incentive plan augments the annual strategic business plan of the Bank.

Plan Design Features for CEO & EVP (Tier I)

CEO and EVP – Payouts:  Target – 15% Maximum – 30%

CEO and EVP Factor Weights – 50% on Total Shareholder Return, the greater of: 25% on Profitability or 25% on Loan Portfolio Growth (having an average risk weighting of 3.8), and 25% on Asset Quality Targets

Individual Weighting (25% Assigned to Asset Quality Targets) -	50% on Non-Performing Number
50% on Charge-offs

Total Shareholder Return – is defined as price appreciation of the stock value for the period ended December 31, 2014, plus the annualized dividend rate paid to common stock shareholders for the year. Due to fact that the Corporation’s stock is thinly traded and that there can be significant price swings in any one day of trading, for calculation purposes the 30 day average price as of December 31, 2014 will be used.

Loan Portfolio Growth is defined as the net growth of the aggregated loan portfolio as December 31, 2014 measured against the ending loan portfolio balance as of December 31, 2013.

Non-Performing Assets – is defined as 90 day or longer delinquency and assets held as Other Real Estate Owned (OREO).  Any loan that is restructured when it is in a non performing status at the time of restructuring will continue to be non performing until the loan has performed for six consecutive months according to the terms of the restructured loan.

Goals

Total Return – Threshold – 8%, Target – 12%, Maximum – 16%

Profitability – Threshold - $4.400 million, Target - $4.625 million, Maximum - $4.850 million

Loan Portfolio Growth – Threshold – 4%, Target – 5%, Maximum –7%

Asset Quality Targets:

Non-Performing Assets (as a percentage of total assets) – Threshold – 3.6%,

Target - 3.0%, Maximum - 2.4%

Charge-offs (as percentage of loan portfolio) – Threshold - < .50, Target - < .40,

Maximum - < .30

Senior Officers (Tier II)

We will have payouts of 10% for Target and 20% for Maximums. Factors will be weighted at 50% for overall Bank objectives as defined as Total Return and Profitability as illustrated above. The balance of potential earnings will be based on individual goals that will carry 50% value, but will have individual factors (up to five criteria) that may have unique factor weights.

Vice Presidents (Tier III)

We will have payouts of 7.50% for Target and 15% for maximums. Factors will be weighted at 50% for overall Bank objectives as defined as Total Return and Profitability as illustrated above. The balance of potential earnings will be based on individual goals that will carry 50% value, but will have individual factors (up to four criteria) that may have unique factor weights. Those individual factors may also have subjective criteria that are defined by meeting, exceeding, far exceeds expectations.

Internal Audit, Compliance, and Ex. Administrative Assistant (Tier IV)

We will have payouts of 5% for Target and 10% for maximums. Factors will be weighted at 50% for overall Bank objectives as defined as Total Return and Profitability as illustrated above. The balance of potential earnings will be based on individual goals that will carry 50% value, but will have individual factors (up to four criteria) that may have unique factor weights. Those individual factors may also have subjective criteria that are defined by meeting, exceeding, far exceeds expectations.

Loan Officers (Tier V)

We will have payouts of 7.50% for Target and 15% for maximums. Factors will be weighted at 25% for overall Bank objectives as defined as Total Return (6.3% of goal) and Loan Portfolio Growth (18.8%). The balance of potential earnings will be based on individual goals that will carry 75% value, but will have individual factors (up to four criteria) that may have unique factor weights tailored to desired performance goals.

Wealth Management Officers (Tier VI)

Officers will be afforded specific monetary rewards for achieving collective targeted minimums and maximums tied to reportable income to general ledger accounts attributed to wealth management operations. The wealth management officers will be eligible for an individual reward of $2,000 if the targeted amount (recorded in 2014) exceeds $300,000. Individual rewards are prorated to a maximum of $7,500 based upon aggregated income of $400,000.

Other Considerations:

These calculations are based solely of the financials of River Valley Financial Bank. Any acquisition of assets, other than through “normal” ongoing operations, will facilitate a need to modify calculations appropriately. Modifications to this plan will be subject to Board approval.

Participants to this plan will need to be identified no later than January 31, 2014. Hires subsequent to this date will not qualify for participation in the 2014 plan.

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